                                                                     Exhibit 2.1



                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

         THIS FIRST AMENDMENT TO THAT CERTAIN AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into as of January 22, 2004, by and among NCO GROUP, INC., a Pennsylvania corporation (the "Parent"), NCOG ACQUISITION CORPORATION, a Pennsylvania corporation and a wholly-owned subsidiary of the Parent (the "Purchaser"), and RMH TELESERVICES, INC., a Pennsylvania corporation (the "Company").

                                   WITNESSETH:

         WHEREAS, Parent, Purchaser and the Company are parties to that certain Agreement and Plan of Merger dated as of November 17, 2003, and as the same is amended hereby and may be further amended, modified or supplemented from time to time (the "Merger Agreement");

         WHEREAS, the Company and the Parent desire to amend the Merger Agreement herein as follows;

         NOW, THEREFORE, in consideration of the agreements and provisions herein contained, the parties hereto do hereby agree as follows:


Section 1. Definitions. Any capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

Section 2. Amendment to Merger Agreement. The Merger Agreement is hereby amended, effective as of the date hereof, as follows:

       2.1 Amendment and Restatement of Section 2.1(a). Section 2.1(a) of the Merger Agreement shall be deleted in its entirety, and a new Section 2.1(a), which shall read as set forth below, shall be added to the Merger Agreement:

                    2.1 Company Common Stock. (a) Each share (a "Share") of common stock, no par value per share (the "Common Stock"), of the Company issued and outstanding immediately prior to the Effective Time (except for Shares then owned beneficially or of record by the Company, the Parent, the Purchaser or any of the other Parent Subsidiaries or the Company Subsidiaries), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive that number of fully paid and non-assessable shares of the common stock, no par value per share, of the Parent ("Parent Common Stock"), as determined as set forth in this Section 2.1(a) (hereinafter the "Exchange Ratio"). The Exchange Ratio shall be fixed at 0.2150 of a share of Parent Common Stock (such fractional share, the "Merger Consideration") so long as the Parent Common Stock Value is between $18.75 and $26.75 inclusive.

           Notwithstanding anything to the contrary contained herein, if the Parent Common Stock Value is less than $18.75, Parent may elect, at its sole option, (i) to adjust the Exchange Ratio to an amount equal to $4.00 divided by the Parent Common Stock Value, or (ii) to have the Exchange Ratio remain at 0.2150, and if the Parent Common Stock Value is more than $26.75, the Exchange Ratio shall automatically adjust to an amount equal to $5.75 divided by the Parent Common Stock Value.

       2.2 Amendment to Article III. Article III of the Merger Agreement is hereby amended to (i) delete in its entirety Section 3.14 of the Merger Agreement and add a new Section 3.14 to the Merger Agreement, which shall read as set forth below, and (ii) add the following additional Company representations and warranties:

           3.14 Opinion of Financial Advisor. The Board of Directors of the Company has received an opinion of Broadview International, LLC, dated January 20, 2004, that the Exchange Ratio is fair, from a financial point of view, to the holders of the Shares.

           3.24 Amendment to Loan and Security Agreement. The Company hereby represents and warrants to the Parent and Purchaser that on January 15, 2004, the Company and Wells Fargo Foothill, Inc. ("Lender') entered into an Eighth Amendment to, and Waiver and Consent Under, Loan and Security Agreement ("Eighth Amendment") pursuant to which, among other things, the Lender waived all of the Company's outstanding defaults under the Loan and Security Agreement between the Company and the Lender. As of the date hereof, after giving effect to the Eighth Amendment, no default or event of default exists and is continuing under the Loan and Security Agreement between the Company and the Lender.

           The Company had all requisite corporate power and authority to execute and deliver the Eighth Amendment and to consummate the transactions contemplated thereby. The execution and delivery of the Eighth Amendment and the consummation of the transactions contemplated thereby were duly and validly authorized and approved by the Company's Board of Directors. The Eighth Amendment was duly and validly executed and delivered by the Company, and the Eighth Amendment constitutes a valid and binding agreement of the Company, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the rights and remedies of creditors, and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

           3.25 Disclosure of Issues Raised by Deloitte and Touche. The Company has disclosed to Parent and/or Purchaser any and all issues raised by or discussed with Deloitte & Touche ("D&T") in connection with (i) D&T's audit of the Company for the fiscal year ended September 30, 2003 or (ii) any period of time subsequent to the fiscal year ended September 30, 2003.

       2.3 Amendment and Restatement of Section 5.3. Section 5.3 of the Merger Agreement shall be deleted in its entirety, and a new Section 5.3, which shall read as set forth below, shall be added to the Merger
           Agreement:

           5.3 Except as set forth in Section 5.3 of the Company Disclosure Letter and Supplement (as hereinafter defined), all Company SEC filings filed after the date of this Agreement and prior to the Effective Time (i) will be timely filed and comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act and (ii) will not at the time they will be filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that, except as set forth in
               Section 3.7 hereof, no representation is made by the Company with respect to the S-4 Registration Statement or the Proxy Statement/Prospectus.

       2.4 Amendment to Section 7.2. Section 7.2 of the Merger Agreement is hereby amended to add the following additional condition to the obligations of the Parent and the Purchaser to affect the Merger:

           (h) Provided that Parent has executed normal and customary access letters with D&T, prior to the Effective Time, the Company shall have secured access for Parent and its auditors of D&T's work papers related to D&T's audit and related auditor's report of the Company for the fiscal year ended September 30, 2003, including, without limitation, work papers related to subsequent event review procedures.

       2.5 Amendment and Restatement of Section 9.1(e)(ii). Section 9.1(e)(ii) of the Merger Agreement shall be deleted in its entirety, and a new
           Section 9.1(e)(ii), which shall read as set forth below, shall be added to the Merger Agreement:

           (ii) if the Parent Common Stock Value is less than $18.75 and Parent has not elected to adjust the Exchange Ratio pursuant to Section 2.1(a)(i) hereof.

       2.6 Amendment and Restatement of Certain Defined Terms in Annex I. The definition of Material Adverse Effect set forth in Annex I of the Merger Agreement shall be deleted in its entirety, and a new definition of Material Adverse Effect, which shall read as set forth below, shall be added to Annex I to the Merger Agreement:

                    Material Adverse Effect: an event, occurrence, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the entity or an entity subsidiaries if such event, occurrence, violation, inaccuracy, circumstance or other matter (considered alone or together with any other matter or matters) had or could reasonably be expected to have a material adverse effect on (i) the business, condition (financial or otherwise), capitalization, assets, liabilities, operations, revenues, results of operations, cash flows, financial performance or prospects of the entity or any entity subsidiary, or (ii) the ability of an entity to consummate the Merger or any of the other transactions contemplated by the Merger Agreement or to perform any of its obligations under the Merger Agreement; provided, however, that in determining whether there has been a Material Adverse Effect,
           (a) any adverse effects directly resulting from or directly attributable to general economic conditions or general conditions in the industry in which the entity and entity subsidiaries do business which conditions do not affect the entity and any entity subsidiaries in a materially disproportionate manner; (b) any change in the market price or trading volume of the Company's stock after the date hereof;
           (c) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; (d) with respect to the Company only, the taking of any action by the Parent or any of the Parent's Subsidiaries, or the taking of any action approved or consented to by the Parent or Purchaser, or (e) such facts, as to which the executive officers of NCO have actual knowledge as of the date of this Amendment, shall be disregarded.

Section 3. Supplement to Company Disclosure Letter.

       3.1 Parent and Purchaser acknowledge receipt of, and accept and agree to, the Supplement to the Company Disclosure Letter attached hereto as Annex 1 (the "Supplement"). The parties hereby acknowledge with respect to the Supplement to the Company Disclosure Letter the same acknowledgments that the parties made with respect to the Company Disclosure Letter pursuant to Section 10.14 of the Merger Agreement. Subject to the foregoing, the matters set forth in Annex 1 shall be deemed to supplement and amend the Company's representations, warranties and covenants under the Agreement

Section 4. General Confirmations.

       4.1 Continuing Effect. Except as specifically provided herein, the Merger Agreement and all other documents executed in connection with the Merger Agreement shall remain in full force and effect in accordance with their respective terms and they are hereby ratified and confirmed in all respects.

       4.2 No Modification or Waiver. This Amendment is limited as specified herein and the execution, delivery and effectiveness of this Amendment shall not operate as a modification, acceptance or waiver of any provision of the Merger Agreement or any other document executed in connection with the Merger Agreement, except as specifically set forth herein.

       4.3 References.

           (a) From and after the date hereof, the Merger Agreement and all agreements, instruments and documents executed and delivered in connection with the Merger Agreement shall be deemed amended hereby to the extent necessary, if any, to give effect to the provisions of this Amendment and all of terms and provisions of this Amendment are hereby incorporated by reference into the Merger Agreement as if such terms and provisions were set forth in full therein, as applicable.

           (b) All of the provisions of Article X of the Merger Agreement are hereby incorporated into this Amendment as if specifically stated herein.

           (c) From and after the date hereof, all references in the Merger Agreement to "this Agreement", "hereto", "hereof", "hereunder", or words of like import referring to the Merger Agreement shall mean the Merger Agreement as amended hereby and all references in the Merger Agreement or any other agreement, instrument or document executed and delivered in connection therewith to "Merger Agreement", "thereto", "thereof", "thereunder", or words of like import referring to the Merger Agreement shall mean the Merger Agreement as hereby amended.

           (d) From and after the date hereof, all references in the Merger Agreement to "the Company Disclosure Letter" or words of like import referring to the Company Disclosure Letter shall mean the Company Disclosure Letter as supplemented by the Supplement and all references in the Merger Agreement or any other agreement, instrument or document executed and delivered in connection therewith to "the Company Disclosure Letter" or words of like import referring to the Company Disclosure Letter shall mean the Company Disclosure Letter as supplemented by the Supplement.

                  IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Amendment to be signed by their respective duly authorized officers as of the date first above written.


         PARENT:                                   NCO GROUP, INC.


                                          By:    /s/ Michael J. Barrist
                                                 -----------------------------
                                          Name:  Michael J. Barrist
                                                 -----------------------------
                                          Title: Chairman, President & CEO
                                                 -----------------------------


         PURCHASER:                       NCOG ACQUISITION CORPORATION

                                          By:    /s/ Michael J. Barrist
                                                 -----------------------------
                                          Name:  Michael J. Barrist
                                                 -----------------------------
                                          Title: Chairman, President & CEO
                                                 -----------------------------


         THE COMPANY                      RMH TELESERVICES, INC.


                                          By:    /s/ John Fellows
                                                 -----------------------------
                                          Name:  John Fellows
                                                 -----------------------------
                                          Title: President and CEO
                                                 -----------------------------